HUNTON ANDREWS KURTH LLP FILE NO: 73202.22

September 1, 2023

Centerspace
3100 10th Street SW, P.O. Box 1988
Minot, North Dakota 58702

Centerspace
Qualification as Real Estate Investment Trust

Ladies and Gentlemen:
We have acted as special tax counsel to Centerspace, a North Dakota real estate investment trust (the “Company”), and Centerspace, LP, a North Dakota limited partnership (the “Operating Partnership”), in connection with the preparation of a registration statement on Form S-3, filed with the Securities and Exchange Commission on September 1, 2023, as amended through the date hereof (the “Registration Statement”), with respect to the offer and sale, from time to time, of common shares of beneficial interest, no par value per share, of the Company (“Common Shares”), preferred shares of beneficial interest, no par value per share, of the Company (“Preferred Shares”), warrants entitling the holders to purchase Common Shares or Preferred Shares, and units comprising one or more of the preceding securities of the Company as set forth in the Registration Statement. You have requested our opinion regarding certain U.S. federal income tax matters.
            In giving this opinion letter, we have examined the following:
1.the Company’s Articles of Amendment and Third Restated Declaration of Trust, dated September 23, 2003, as amended;
2.the Operating Partnership’s Agreement of Limited Partnership (the “Operating Partnership Agreement”) dated as of January 31, 1997, as amended;
3.the Registration Statement and the prospectus (the “Prospectus”) filed as part of the Registration Statement;
4.the taxable REIT subsidiary (“TRS”) election for IRET-SH1, LLC (the “IRET SH1 TRS”); and
5.such other documents as we have deemed necessary or appropriate for purposes of this opinion.

ATLANTA AUSTIN BANGKOK BEIJING BOSTON BRUSSELS CHARLOTTE DALLAS DUBAI HOUSTON
LONDON LOS ANGELES MIAMI NEW YORK RICHMOND SAN FRANCISCO TOKYO TYSONS WASHINGTON, DC
www.HuntonAK.com

Centerspace
September 1, 2023

In connection with the opinions rendered below, we have assumed, with your consent, that:
1.each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;
2.during the Company’s and the Operating Partnership’s taxable year ending December 31, 2023 and future taxable years, the Company and the Operating Partnership will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company and in a certificate, dated the date hereof and executed by a duly appointed officer of the Operating Partnership (together, the “Officer’s Certificates”), true for such years;
3.the Company will not make any amendments to its organizational documents, the Operating Partnership Agreement, or the organizational documents of the IRET SH1 TRS after the date of this opinion that would affect its qualification as a real estate investment trust (a “REIT”) for any taxable year; and
4.no action will be taken by the Company, the Operating Partnership, or the IRET SH1 TRS after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.
In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificates. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations.
Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificates, and the discussion in the Prospectus under the caption “Material Federal Income Tax Considerations” (which is incorporated herein by reference), we are of the opinion that:
(a)    the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”) for its taxable years ended December 31, 2019 through December 31, 2022, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify for taxation as a REIT under the Code for its taxable year ending December 31, 2023, and thereafter; and
(b)    the description of the law and the legal conclusions in the Prospectus under the caption “Material Federal Income Tax Considerations” are correct in all material respects.

Centerspace
September 1, 2023

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificates. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Officer’s Certificates.
The foregoing opinions are based on current provisions of the Code, the Treasury Regulations thereunder (the “Regulations”), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.
The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

Centerspace
September 1, 2023

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton Andrews Kurth LLP under the captions “Material Federal Income Tax Considerations” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,
                        /s/ Hunton Andrews Kurth LLP